Exhibit 23.2

Tel: 732-750-0900 Fax: 732-750-1222 www.bdo.com	90 Woodbridge Center Dr., 4th Floor Woodbridge, NJ 07095

Consent of Independent Registered Public Accounting Firm

Genie Energy Ltd.

Newark, New Jersey

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 16, 2017, relating to the consolidated financial statements and the effectiveness of Genie Energy Ltd.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Woodbridge, New Jersey

February 2, 2018

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.